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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SUMMA INDUSTRIES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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21250 Hawthorne Boulevard, Suite 500
Torrance, California 90503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 8, 2003

To the Stockholders of
Summa Industries:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Summa Industries, a Delaware corporation (the "Company"), will be held on January 8, 2003 at 9:00 a.m., local time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California (near the southeast corner of Hawthorne and Torrance Boulevards, behind the Computax Building), for the following purposes:

          1.    to elect two members to the Company's Board of Directors, each to serve for a three-year term; and

          2.    to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

        Holders of record of Summa Common Stock at the close of business on November 13, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of holders of record of shares of Summa Common Stock at the close of business on the Record Date will be available for inspection at the Company's headquarters during ordinary business hours for the ten-day period prior to the Annual Meeting. The Company's transfer books will not be closed.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE FOR APPROVAL OF BOTH PROPOSALS.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are requested to mark, sign and date the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.

By Order of the Board of Directors:
/s/ Trygve M. Thoresen
Trygve M. Thoresen Secretary

November 15, 2002
Torrance, California

SUMMA INDUSTRIES

21250 Hawthorne Boulevard, Suite 500
Torrance, California 90503

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 8, 2003

INTRODUCTION

        This Proxy Statement and the accompanying form of proxy are being sent to stockholders of Summa Industries, a Delaware corporation ("Summa" or the "Company"), on or about November 19, 2002. The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") of Summa to be held on January 8, 2003 at 9:00 a.m., local time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California, and at any adjournments thereof.

        All expenses associated with soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or e-mail, without receiving additional compensation therefor. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

RECORD DATE

        Stockholders of Summa Common Stock of record at the close of business on November 13, 2002 (the "Record Date") are entitled to notice of and to vote on all matters presented at the Annual Meeting and at any adjournments thereof. On the Record Date, there were 4,470,492 shares of Common Stock outstanding, held by 283 stockholders of record and an estimated 2,500 additional beneficial owners.

VOTING; PROXIES

        The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting and at any adjournments thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share of Common Stock held on the Record Date. In accordance with the Company's Certificate of Incorporation, there will be no cumulative voting for the election of directors.

        For Proposal 1, the two director nominees receiving the highest number of votes at the Annual Meeting with a quorum present or represented will be elected. Abstentions and broker non-votes on Proposal 1 will be counted for purposes of determining the presence or absence of a quorum, but will not constitute a vote "for" or "against" the Proposal and will be disregarded in calculating the votes cast as to the Proposal.

        STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Properly executed and returned proxies, unless revoked, will be voted as directed by the stockholder, or, in the absence of such direction, by the persons named therein FOR election of each director nominee set forth in Proposal 1 in accordance with the recommendation of the Board of Directors, and in the proxy holders'

discretion as to other matters that may properly come before the Annual Meeting, provided that discretionary voting by proxies on such other matters is permitted by applicable rules and regulations. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company, or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Two of the Company's seven directors, comprising one Class of the Board of Directors of the Company (the "Board of Directors"), are to be elected at the Annual Meeting, each to serve for a three-year term or until his successor is elected and qualified. Two of the Company's seven directors will be elected at the next annual meeting, and three directors will be elected at the subsequent meeting.

        Should any of the nominees decline or be unable to serve as a director, the persons authorized in the proxy to vote on your behalf will vote for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxy. Each of the nominees has consented to serve as a director if elected, and the Company knows of no reason why any nominee listed below would not be available for election or, if elected, would not be willing or able to serve. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the two director nominees set forth below.

Nominees

        The following table sets forth certain information concerning each of the two nominees for election as directors of the Company:

Name	Position with the Company	Age	Director Since
David McConaughy	Director	70	1990
Josh T. Barnes	Director	74	1996

        David McConaughy is currently a Principal and Partner of Data Management Resources, which supplies and maintains integrated business management systems. Previously, Mr. McConaughy was on the faculty of the University of Southern California Graduate School of Business, and has had a strategic planning consulting practice. Mr. McConaughy holds a Masters in Business Administration and a PhD in Administrative Science and Economics from The Ohio State University. Mr. McConaughy is the Chairman of the Company's Audit Committee and a member of the Company's Compensation Committee.

        Josh T. Barnes became a director of the Company upon the acquisition of LexaLite International Corporation by the Company in 1996. Mr. Barnes founded LexaLite and lead the company as a director and Chief Executive Officer from its formation in 1963 until his retirement in 1997. Mr. Barnes is a registered professional mechanical engineer in Michigan, the holder of several lighting related patents, a member of the Illuminating Engineering Society and the Society of Plastic Engineers. Mr. Barnes was elected Mayor of Charlevoix, Michigan and served in that position from 1994-1998. He is a director and Chief Executive Officer of Business Activities Corporation and a director/trustee of the Charlevoix County Community Foundation. Mr. Barnes is a graduate of the Lawrence Institute of Technology and the U.S. Army Corps of Engineers Officer Candidate School.

Directors Not Standing For Election

Name	Position with the Company	Age	Director Since	Term Expires
Michael L. Horst	Director	56	1978	2003
William R. Zimmerman	Director	75	1987	2003
James R. Swartwout	Chairman, President, Chief Executive Officer & Chief Financial Officer	56	1990	2004
Jack L. Watts	Director	54	1999	2004
Charles A. Tourville	Director	61	2002	2004

        Michael L. Horst is a real estate consultant, educator and developer, and is currently a Vice President of the Urban Land Institute ("ULI"), a not-for-profit research and education organization based in Washington, D.C., whose mission is to provide responsible leadership in the use of land in order to enhance the total environment. Mr. Horst also has served as an Adjunct Professor on the faculty at the University of Southern California. Prior to joining ULI, Mr. Horst was an Affiliated Principal with EDAW, Inc., San Francisco, California, and a Vice President of Economics Research Associates where he practiced strategic planning for the real estate industry. Mr. Horst holds a Masters in Business Administration from Stanford University and was a Loeb Fellow at the Harvard Graduate School of Design. Mr. Horst is a member of the Company's Audit Committee.

        William R. Zimmerman is the President of Zimmerman Holdings, Inc., a private investment company. He has previously served as President of Monogram Industries, Inc., President of Swedlow, Inc., and Executive Vice President of Avery International. Mr. Zimmerman also serves as a director of Adept, Inc., Monitor Products, Inc. and Life Script, Inc. Mr. Zimmerman holds a Bachelor of Science and a Masters degree in Industrial Management, both from the Sloan School of the Massachusetts Institute of Technology. Mr. Zimmerman is a member of the Company's Compensation Committee.

        James R. Swartwout has been Chairman of the Board of Directors of the Company since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined the Company in October 1988 as its Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Swartwout was a principal in a private leveraged buyout venture. From April 1984 to December 1986, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments. He earlier worked for Farr Company, American Air Filter Co. and Eastman Kodak Co., and is a former U.S. Navy officer. Mr. Swartwout also serves as a director of Advanced Materials Group, Inc. Mr. Swartwout holds a Bachelor of Science degree in Industrial Engineering from Lafayette College and a Masters in Business Administration from the University of Southern California.

        Jack L. Watts has been the Chief Executive Officer of Portola Packaging, Inc., a manufacturer of plastic packaging products, since 1986. Mr. Watts is a founding partner of The Portola Company, an investment partnership focused on acquisitions. Prior to 1986, Mr. Watts was founder and Chairman of Faraday Electronics, an original equipment manufacturer of software, computers and terminals. Mr. Watts also serves as a director of Portola Packaging, Inc., Portola Minerals Co. and FloStor Engineering. Mr. Watts holds a Bachelor of Science degree in Industrial Engineering from Oklahoma State University, a Masters in Business Administration from Stanford University, and an MSt. in Archaeology from Oxford University. Mr. Watts is a member of the Company's Audit Committee.

        Charles A. Tourville, who was recently appointed to the Company's Board of Directors to fill the vacancy created by the resignation of Byron C. Roth, has been the President of Temcor, a designer, manufacturer and erector of custom engineered products, since 1998. Prior to that, Mr. Tourville was Senior Vice President of Temcor from 1995 through 1997. Mr. Tourville joined Temcor in 1990 as its Vice President of Finance and Administration. Before joining Temcor, Mr. Tourville was Vice President and Treasurer of PASCO Zinc Corporation, a chemical products manufacturer, from 1984 to 1989. Prior to joining PASCO, Mr. Tourville held management positions at Farr Company, a manufacturer of industrial filtration systems. Mr. Tourville also serves as a director of Temcor. Mr. Tourville holds a Bachelor of Science degree in Finance and a Masters degree in Finance, both from California State University at Northridge.

Meetings of the Board; Committees and Director Compensation

        During fiscal 2002, in addition to actions taken by unanimous written consent, there were four meetings of the Company's Board of Directors. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he serves. During fiscal 2002, the Company had two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee held four meetings and the Compensation Committee held two meetings during fiscal 2002. The principal duties of the Audit Committee include responsibility for the appointment, compensation and oversight of independent outside auditors, advising the Board of Directors on audit matters affecting the Company, reviewing with the auditors the scope of the audit engagement, and meeting with the Company's management and independent outside auditors to discuss matters relating to internal accounting controls and results of audits performed. The Board of Directors has adopted a written charter for the Audit Committee. The principal duties of the Compensation Committee include administering the Company's executive compensation programs, including establishing base salaries, discretionary bonuses and stock option grants for executive officers. The current members of the Audit Committee are Messrs. Horst, McConaughy and Watts, each of whom is "independent" as defined under Rule 4200(a)(15) of the Nasdaq listing standards, and the current members of the Compensation Committee are Messrs. McConaughy and Zimmerman.

        Non-employee directors of the Company receive a fee of $1,000 for each Board of Directors meeting attended and are reimbursed for travel expenses connected with a Board of Directors meeting. Non-employee directors serving on committees receive a $1,000 fee for each committee meeting attended. In addition, directors who are not employees of the Company are currently entitled to an annual grant of a Nonstatutory Stock Option to acquire up to 4,000 shares of the Company's Common Stock issued under the Company's stock option plans on the date of the Company's annual meeting, with an exercise price equal to the trading price of the Company's Common Stock on such date. Non-employee directors serving on committees are currently entitled to an annual grant of a Nonstatutory Stock Option to acquire up to 2,000 additional shares, calculated in the same manner. During fiscal 2002, each outside director was granted a Nonstatutory Stock Option to acquire up to 4,000 shares of the Company's Common Stock at $8.55 per share, and each outside director serving on a committee was granted an additional Nonstatutory Stock Option to acquire up to 2,000 shares of the Company's Common Stock at $8.55 per share for each committee served.

Report of the Audit Committee

        In relation to the audited financial statements of the Company for the fiscal year ended August 31, 2002, the Audit Committee of the Board of Directors has (a) reviewed and discussed the audited financial statements with Company management, (b) discussed with KPMG LLP, the Company's independent auditors for fiscal year 2002, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU section 380), as such may be modified or supplemented, (c) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as such may be modified or supplemented, and (d) discussed with KPMG LLP its independence.

        In addition, in order to proactively comply with the intent of new legislation, the Audit Committee recently established new policies and a direct line of communication with each of the business unit controllers to promote communication and handling of complaints regarding accounting, internal controls, auditing and other financial matters. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2002 be included in the Company's Annual Report on Form 10-K for fiscal 2002 for filing with the Securities and Exchange Commission.

Audit Committee: Michael L. Horst David McConaughy Jack L. Watts

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        Set forth in the table below are the names, ages and offices held by the executive officers of the Company:

Name	Age	Position

James R. Swartwout	56	Chairman, President, Chief Executive Officer & Chief Financial Officer
Trygve M. Thoresen	38	Vice President of Business Development, Secretary & General Counsel
Paul A. Walbrun	60	Vice President & Controller

        James R. Swartwout has been Chairman of the Board of Directors of the Company since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined the Company in October 1988 as its Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Swartwout was a principal in a private leveraged buyout venture. From April 1984 to December 1986, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments. He earlier worked for Farr Company, American Air Filter Co. and Eastman Kodak Co., and is a former U.S. Navy officer. Mr. Swartwout also serves as a director of Advanced Materials Group, Inc. Mr. Swartwout holds a Bachelor of Science degree in Industrial Engineering from Lafayette College and a Masters in Business Administration from the University of Southern California.

        Trygve M. Thoresen has served as Vice President of Business Development, Secretary and General Counsel of the Company since August 2000, and was Vice President, Secretary and General Counsel from October 1997, until January 2000. From January 2000 until shortly before his return in August 2000, Mr. Thoresen served as Chief Operating Officer of an internet start-up venture. From January 1997 until its acquisition by the Company in October 1997, Mr. Thoresen served as Vice

President-Finance, General Counsel and Assistant Secretary of Calnetics Corporation, Chatsworth, California. Prior to that, from September 1992 until January 1997, Mr. Thoresen was a corporate, mergers and acquisitions and securities attorney with Gibson, Dunn & Crutcher LLP, Irvine, California. From August 1989 until May 1992, Mr. Thoresen attended Hastings College of the Law. Prior to law school, Mr. Thoresen was a senior accountant at KPMG LLP, and he is a Certified Public Accountant in the State of California (inactive). In addition, Mr. Thoresen holds a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara.

        Paul A. Walbrun has served as Vice President and Controller of the Company since October 1997, and was Vice President, Secretary and Controller of the Company from October 1994 until October 1997. From July 1994 until its sale in June 1996, Mr. Walbrun served as Vice President and Controller of the Company's former subsidiary, Morehouse-COWLES, Inc. Before joining the Company, Mr. Walbrun was the Director of Financial Reporting for Bird Medical Technologies, Inc. and Controller of Stackhouse, Inc., a Bird Medical Technologies manufacturing subsidiary, and is a former U.S. Navy officer. Mr. Walbrun holds a Bachelor of Business Administration with accounting major from the University of Wisconsin, Madison.

Summary Compensation Table

        The following summary compensation table sets forth all compensation paid or accrued by the Company for services rendered in all capacities during the three fiscal years ended August 31, 2002 by the Chief Executive Officer and the two other most highly compensated executive officers of the Company. There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 in the 2002 fiscal year.

Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary $	Bonus $	Other $	Stock Awards $	Options #(2)	LTIP Payouts $	All Other Compensation $(3)

James R. Swartwout, Chairman, Chief Executive Officer & Chief Financial Officer	2002 2001 2000	331,490 334,808 291,346	75,000 — 150,000	— — —	— — —	25,000 75,000 25,000	— — —	3,963 3,690 7,473
Trygve M. Thoresen, Vice President of Business Development, Secretary & General Counsel(1)	2002 2001 2000	174,000 174,669 123,867	55,000 50,000 18,000	— — —	— — —	20,000 15,000 15,000	— — —	1,288 1,903 792
Paul A. Walbrun, Vice President & Controller	2002 2001 2000	108,000 107,156 98,623	30,000 33,000 30,000	— — —	— — —	20,000 15,000 10,000	— — —	2,216 1,672 1,185

(1)
In fiscal 2000, includes $57,000 paid to Mr. Thoresen by an unrelated party during a period in which he was not employed by the Company.

(2)
All options currently held by the named executive officers are Nonstatutory Stock Options.

(3)
Includes payments for a long-term disability insurance policy, a life insurance policy, and/or contributions to the Company's 401(k) Savings and Retirement Plan. In addition, each executive officer has use of a Company automobile.

Employment Agreements

        In June 2001, the Company and Messrs. Swartwout, Thoresen and Walbrun entered into amended and restated employment agreements replacing prior existing agreements. Consistent with prior arrangements, under the replacement agreements Messrs. Swartwout, Thoresen and Walbrun are to be paid annual base salaries to be determined by the Compensation Committee of the Board of Directors, and annual bonuses of up to 50% of base salary in the case of Mr. Swartwout and up to 40% of base salary in the case of Messrs. Thoresen and Walbrun, to be determined by the Compensation Committee based upon the factors set forth in the "Report of the Compensation Committee on Executive Compensation" below. In the event of termination of employment other than for cause, Mr. Swartwout would be entitled to severance pay equal to twelve months of his current base salary, and Messrs. Thoresen and Walbrun would each be entitled to receive six months of their respective base salaries.

        In the event of a "change in control" of the Company (defined as the acquisition by a person or group of either 30% or more of the Company's voting power or the right to elect a majority of the Company's directors, the sale of 50% or more of the total fair market value of the Company's assets, or a specified change in the composition of the Board of Directors), and regardless of whether employment is terminated as a result of such event, Mr. Swartwout would be entitled to receive as a bonus an amount equal to two year's base salary, and Messrs. Thoresen and Walbrun would each be entitled to receive one year's base salary and bonus. In addition, if Mr. Swartwout's employment is terminated within two years following a change in control, then, unless such termination is for cause, Mr. Swartwout would be entitled to receive an additional bonus equal to two year's base salary and bonus, and Messrs. Thoresen and Walbrun would each be entitled to receive one year's base salary and bonus if their respective employment was so terminated, all subject to reduction if such bonuses would trigger certain negative tax consequences to the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance as of August 31, 2002. The Company has no such compensation plans other than stock option plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(A)	Weighed-Average Exercise Price of Outstanding Options(B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity Compensation Plans Approved by Stockholders(1)	823,184	$8.88	255,393
Equity Compensation Plans not Approved by Stockholders(2)	258,969	$7.65	—

Total	1,082,153	$8.58	255,393

        (1)    Equity Compensation Plans Approved by Stockholders.    The following existing equity compensation plans of the Company were individually approved by the stockholders: Summa Industries

1984 Stock Option Plan, Summa Industries 1991 Stock Option Plan, Summa Industries 1995 Stock Option Plan, as amended, and Summa Industries 1999 Stock Option Plan, as amended (collectively, the "Stockholder Approved Plans"). The terms of each Stockholder Approved Plan and the individual option agreements granted thereunder are similar. Each Plan has a ten-year term, and options to acquire shares of the Company's Common Stock are available for grant to key employees, directors, consultants, vendors and others, for individual terms of up to ten years from date of grant. Although stock options may be granted under the Stockholder Approved Plans which are intended to qualify as incentive stock options ("ISO's") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or, alternatively, as stock options which will not so qualify ("Nonstatutory Stock Options"), currently all options outstanding under these Plans are Nonstatutory Stock Options. Options granted under the Stockholder Approved Plans become exercisable (vest) in accordance with the terms of the grant made by the Board of Directors, each as set forth in a written stock option agreement, but generally vest in twenty-five percent increments annually over four years. In the event of a "change in control" of the Company (defined as a dissolution, a merger or consolidation with any other corporation in which the Company is not the surviving corporation, a sale of substantially all assets to another person or entity, the acquisition by a person or group of 30% or more of the Company's Common Stock, or a specified change in the composition of the Board of Directors), the date of exercisability of each option outstanding under the Stockholder Approved Plans will be accelerated to a date and time immediately prior to such transaction.

        (2)    Equity Compensation Plans Not Approved by Stockholders.    The following existing equity compensation plans of the Company were not individually approved by the stockholders: LexaLite Acquisition Stock Option Plan, Calnetics Acquisition Stock Option Plan, Falcon Acquisition Stock Option Plan, Plastron Acquisition Stock Option Plan, and Plastic Specialties, Inc. Acquisition Stock Option Plan (collectively, the "Acquisition Plans"). Each of the Acquisition Plans was adopted by the Company in connection with an acquisition of a third party entity. Most of the options under the Acquisition Plans were granted to employees of the acquired company to motivate future performance for the Company. Because each Acquisition Plan was adopted to address a specific acquisition, all option grants under each Plan were made on or soon after the acquisition date at the then current market price, and no additional grants under these Plans will be made. The terms of each Acquisition Plan and the individual option agreements granted thereunder are similar. Under each Acquisition Plan, options to acquire shares of the Company's Common Stock were granted principally to employees, for individual terms of up to ten years from date of grant. All options outstanding under these Plans are Nonstatutory Stock Options. Options granted under the Acquisition Plans become exercisable (vest) in accordance with the terms of the grant made by the Board of Directors, each as set forth in a written stock option agreement, but generally vest in twenty-five percent increments annually over four years, although some vest over a period of nine years. In the event of a "change in control" of the Company (defined as a dissolution, a merger or consolidation with any other corporation in which the Company is not the surviving corporation, a sale of substantially all assets to another person or entity, the acquisition by a person or group of 30% or more of the Company's Common Stock, or a specified change in the composition of the Board of Directors), the date of exercisability of each option outstanding under the Acquisition Plans will be accelerated to a date and time immediately prior to such transaction.

Stock Option Grants

        The following table sets forth information concerning options granted to each of the named executive officers during fiscal 2002.

	Individual Grants
		Percentage of Total Options Granted to Employees in Fiscal 2002(%)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
Name	Options Granted(#)(1)		Exercise Price per Share($)	Expiration Date
					5%	10%
James R. Swartwout	25,000	15.2	8.55	12/21/11	134,426	340,662
Trygve M. Thoresen	20,000	12.1	8.20	10/22/11	103,076	261,214
Paul A. Walbrun	20,000	12.1	8.20	10/22/11	103,076	261,214

(1)
All options granted in fiscal 2002 are Nonstatutory Stock Options with exercise prices per share based upon market trading prices of the Company's Common Stock. All of the options set forth in the table above vest annually in one-forth increments commencing with the first anniversary of the grant date.

(2)
Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated pursuant to requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Common Stock.

Stock Option Exercises

        The following table sets forth information regarding options exercised during fiscal 2002 by executive officers of the Company, as well as the aggregate value of unexercised options held by each executive officer at August 31, 2002. The Company has no stock appreciation rights, either freestanding or in tandem with options.

			Number of Unexercised Options at Fiscal Year End(#)
					Value of Unexercised In-The-Money Options at Fiscal Year End($)(1)
Name	Shares Acquired on Exercise	Value Realized($)
			Exercisable	Unexercisable
James R. Swartwout	37,500	225,850	125,000	100,000	122,500	31,250
Trygve M. Thoresen	—	—	95,157	42,750	337,371	35,998
Paul A. Walbrun	—	—	47,000	39,000	100,186	35,479

(1)
Calculated based upon the closing price of the Company's Common Stock as reported on The Nasdaq National Market on August 30, 2002, which was $9.79 per share.

401(k) Plan

        The Company maintains a Section 401(k) Savings and Retirement Plan (the "401(k) Plan") in compliance with relevant ERISA regulations. The 401(k) Plan allows employees to defer specified percentages of their compensation in a tax-deferred trust. The Company may make matching contributions to the 401(k) Plan and may make additional profit-sharing contributions at the discretion of the Board of Directors. The total Company contribution to all employees' 401(k) Plan accounts in fiscal 2002 was $618,000. Each of the named executive officers participates in the 401(k) Plan. Until August 2002, the Company had an Employee Stock Ownership Plan (the "ESOP"). In August 2002, the

ESOP was merged with and into the 401(k) Plan. The total contribution by the Company to the ESOP in fiscal 2002 was $290,000.

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee appointed by the Board of Directors generally administers the Company's executive compensation programs. The Compensation Committee consists solely of outside directors. It is the policy of the Compensation Committee to establish compensation levels for executive officers which reflect the Company's overall performance, responsibilities and contributions to the long-term growth and profitability of the Company. The Compensation Committee determines compensation based on its evaluation of the Company's overall performance, including various quantitative factors, primarily the Company's financial performance, sales and earnings against the Company's operating plan, as well as various qualitative factors such as new product development, the Company's product and service quality, the extent to which the executive officers have contributed to forming a strong management team, and other factors which the Committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives. In determining the base salary and bonus for James R. Swartwout, the Chief Executive Officer of the Company, the Compensation Committee considered the foregoing factors. From time to time, the Compensation Committee makes its decisions in concert with all outside members of the Board of Directors.

        Base Salary and Discretionary Bonus.     The principal component of the compensation of the executive officers is their base salaries. The Compensation Committee also retains discretion to award bonuses based on corporate or individual performance. The Compensation Committee evaluates the practices of various industry groups, market data, including data obtained from time to time from outside compensation consultants, and other economic information to determine the appropriate ranges of base salary levels which will enable the Company to retain and incentivize the Chief Executive Officer and, to a lesser extent, the other executive officers. Throughout the year, the members of the Compensation Committee review the corporate and individual performance factors described above. The Compensation Committee, based upon its review of performance for the previous year and its review of the Company's operating plan, establishes salary levels and awards any bonuses to the Chief Executive Officer and the other executive officers. In recent years, the Compensation Committee has given more weight to general economic factors and corporate profitability in its determination of the Chief Executive Officer's bonus.

        Stock Options.    The Compensation Committee also considers the grant of stock options to the Company's key employees, including the executive officers. The purpose of the stock option program is to provide incentives to the Company's management and other employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. Individual amounts of stock option grants to executive officers are derived based upon review of competitive compensation practices with respect to the same or similar executive positions, overall corporate performance and individual performance.

Compensation Committee: David McConaughy William R. Zimmerman

Compensation Committee Interlocks and Insider Participation

        During the last completed fiscal year, Messrs. McConaughy and Zimmerman served as members of the Compensation Committee. Neither member of the Compensation Committee was or is an officer or employee of the Company. The Compensation Committee reviews the performance and establishes the compensation of Messrs. Swartwout, Thoresen and Walbrun. There are no compensation committee interlocks between the Company's Compensation Committee and other entities involving the Company's executive officers and committee members who serve as executive officers or committee members of such other entities.

Stock Performance Graph

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG SUMMA INDUSTRIES, PEER GROUP INDEX
AND RUSSELL 2000 INDEX

	FISCAL YEARS ENDING
COMPANY/INDEX/MARKET
	8/29/97	8/31/98	8/31/99	8/31/00	8/31/01	8/30/02
Summa Industries	100.00	122.00	233.00	195.01	176.00	156.64
Peer Group	100.00	102.33	137.76	138.87	106.84	105.69
Russell 2000 Index	100.00	80.60	102.28	128.32	111.79	93.28

Note:

The peer group index is derived from the following peer group selected by the Company in good faith: Applied Extrusion Technology; Atlantis Plastics, Inc.; Core Materials Corporation; Lamson & Sessions Co.; Myers Industries, Inc.; PW Eagle, Inc.; Reunion Industries, Inc.; Rotonics Manufacturing, Inc.; and Spartech Corporation. Members of the peer group are more similar to the Company in lines of business, size and market capitalization than any readily available industry index of which the Company is aware.

        Assumes $100 Invested on September 1, 1997
Assumes Dividends Reinvested
Fiscal year ending August 31, 2002

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by, among others, (i) all persons or groups known by the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each director of the Company and each nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table above, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person listed below has sole voting and investment power with respect to the shares beneficially owned by such person, subject to applicable community property laws, and the address of each such person is care of the Company, 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(%)
Stadium Capital Management, LLC (2) 2483 East Bayshore Road, Suite 202 Palo Alto, CA 94303	1,146,356	22.5
Summa Industries 401(k) Plan Trust (3)	695,926	15.6
Michael L. Horst (4)	38,221	*
William R. Zimmerman (4)	34,525	*
James R. Swartwout (4)(5)	265,271	5.7
David McConaughy (4)	39,000	*
Josh T. Barnes (4)(6)	110,603	2.5
Jack L. Watts (4)	19,000	*
Charles A. Tourville (4)	5,000	*
Trygve M. Thoresen (4)(5)	114,885	2.5
Paul A. Walbrun (4)(5)	60,570	1.3
All directors and executive officers as a group (9 persons) (4)(5)	687,075	13.9

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, based on information furnished by each person listed. Ownership shown include shares which each named stockholder has the right to acquire within sixty days of the Record Date. In calculating percentage ownership, all shares which a named stockholder has the right to so acquire are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Listed persons may disclaim beneficial ownership of certain shares.

(2)
All information with respect to beneficial ownership of the shares of the Company's Common Stock held directly or indirectly by Stadium Capital Management, LLC ("Stadium") is based upon a Schedule 13D they filed with the Securities and Exchange Commission on October 21, 2002, in which Stadium described itself as an investment adviser. The number of shares reported includes 625,000 shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock held directly or indirectly by Stadium.

(3)
Consists entirely of shares of the Company's Common Stock held in trust for participants in the Company's 401(k) Plan. Participants in the 401(k) Plan may elect to have up to 25% of their contributions allocated to the purchase of shares of the Company's Common Stock. The 401(k) Plan is administered by the Company, and the trustee of the 401(k) Plan trust is Bankers Trust Company, N.A. For routine matters, the administrator has the power to direct the trustee as to the voting of any shares of the Company's Common Stock held in the 401(k) Plan trust. The administrator and the trustee disclaim beneficial ownership of shares held by the 401(k) Plan trust, and the 401(k) Plan shares are not reported as beneficially owned by the administrator or the trustee.

(4)
Includes currently exercisable stock options to purchase shares of the Company's Common Stock and/or options that will be exercisable within sixty days of the Record Date, as follows: Mr. Horst 26,250; Mr. Zimmerman 23,000; Mr. Swartwout 162,500; Mr. McConaughy 29,000; Mr. Barnes 42,938; Mr. Watts 19,000; Mr. Tourville 5,000; Mr. Thoresen 109,157; and Mr. Walbrun 59,750.

(5)
Includes shares of the Company's Common Stock held in trust for such participant in the Company's 401(k) Plan.

(6)
Includes 17,000 shares held by a charitable remainder trust, 16,625 shares held in an individual retirement account, and 34,040 shares held by a living trust over which Mr. Barnes has voting and/or investment control. Does not include shares, the quantities of which are unknown to Mr. Barnes, held by certain children and/or grandchildren of Mr. Barnes and with respect to which he has no control or pecuniary interest and disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During fiscal 2002, the Company was obligated to pay fees and commissions on sales of certain products to director Josh T. Barnes pursuant to pre-existing agreements with a subsidiary of the Company acquired in fiscal 1997. Total fees and commissions paid for fiscal 2002 were $42,000.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and such more than ten percent beneficial owners are required to furnish the Secretary of the Company with copies of all such forms which they file.

        To the Company's knowledge, based solely upon the Company's review of such reports or written representations from certain reporting persons that no reports were required, the Company believes that during fiscal 2002, all of its directors and executive officers complied with Section 16(a) requirements, except one report filed late on Form 4 by each of Messrs. Horst, Watts and Thoresen relating to a grant of stock options.

INDEPENDENT AUDITORS

Name of Auditors; Attendance at Annual Meeting

        Effective on May 20, 2002, the Company dismissed its former independent public accountant, Arthur Andersen LLP ("Andersen") and, on May 21, 2002, Summa retained KPMG LLP ("KPMG") as its new independent public accountant. The change in accountants was ratified and approved by the Board of Directors upon the recommendation of the Audit Committee. KPMG reviewed the Company's financial statements for its fiscal quarter ended May 31, 2002, and audited the financial statements of the Company for the fiscal year ended August 31, 2002.

        During the Company's two most recent fiscal years, and the subsequent interim periods through May 20, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements for such periods.

        None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company's two fiscal years ended August 31, 2001, or during any subsequent interim period through May 20, 2002.

        The audit reports issued by Andersen on the consolidated financial statements of Summa as of and for the fiscal years ended August 31, 2000 and August 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Company provided Andersen with a copy of the foregoing disclosures, and a letter from Andersen confirming its agreement with these disclosures was received.

        During the Company's two fiscal years ended August 31, 2001 and through May 20, 2002, the Company did not consult with KPMG with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        KPMG was the Company's independent public accountant for the fiscal year ended August 31, 2002 and may be engaged to audit the Company's financial statements for the fiscal year ending August 31, 2003. One or more representatives of KPMG are expected to be present at the Annual Meeting and to be available to respond to questions. These representatives will have an opportunity to make a statement.

Audit Fees

        The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for fiscal 2002 and for quarterly reviews of the financial statements included in the Company's quarterly reports for fiscal 2002 was $132,000.

Financial Information Systems Design and Implementation Fees

        There were no fees billed for financial information systems design and implementation for fiscal 2002.

All Other Fees; Independence

        The aggregate fees billed for non-audit professional services rendered to the Company for fiscal 2002 was $101,000, consisting primarily of work on tax related matters. The Audit Committee believes such other services are compatible with maintaining auditor independence.

ANNUAL REPORT

        The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 ("Annual Report"), which contains audited financial statements of the Company, has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy solicitation material. Any stockholder who has not received a copy of the Annual Report may obtain one at no charge by writing to the Secretary of the Company at the address given on the first page of this Proxy Statement. The Company will furnish to any stockholder of the Company any specific exhibit(s) to the Annual Report upon written request and upon payment of the Company's reasonable costs to furnish such exhibit(s).

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be included in the proxy materials for the Company's Annual Meeting of Stockholders for the 2003 fiscal year and presented thereat must be received in writing by the Secretary of the Company at the address given on the first page of this Proxy Statement not later than July 3, 2003.

        Stockholders who do not present proposals for inclusion in the proxy materials for the Company's Annual Meeting of Stockholders for the 2003 fiscal year but who still intend to submit a proposal at that meeting must comply with the detailed notice procedures set forth in the Company's bylaws in a timely manner (received by the Company not less than twenty nor more than sixty days prior to the meeting). A complete copy of the Company's bylaws will be provided without charge, upon written or oral request, to any stockholder to whom this Proxy Statement is being sent. Requests should be made to the Corporate Secretary of the Company at 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503; telephone (310) 792-7024; facsimile (310) 792-7079; email ir@summaindustries.com.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment, provided that discretionary voting by proxies on such other matters is permitted by applicable rules and regulations. This discretionary voting shall include voting on (i) matters for which the Company did not have timely notice, (ii) election of any person to any office for which a bona fide nominee is named in the proxy materials but is unable or unwilling to serve, (iii) approval of the minutes for the prior year's annual meeting, and (iv) matters incidental to the conduct of the Annual Meeting.

By Order of the Board of Directors:
/s/ Trygve M. Thoresen
Trygve M. Thoresen Secretary
Torrance, California November 15, 2002

APPENDIX I

\/ DETACH PROXY CARD HERE \/
PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SUMMA INDUSTRIES 21250 Hawthorne Blvd., Suite 500, Torrance, CA 90503

ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY, JANUARY 8, 2003

The undersigned hereby appoints James R. Swartwout and Trygve M. Thoresen, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Summa Industries ("Summa") held of record by the undersigned on November 13, 2002 at the Annual Meeting of Stockholders to be held on January 8, 2003 and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each director nominee and FOR each of the other proposals set forth hereon.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

Please Detach Here
\/ You Must Detach This Portion of the Proxy Card \/
Before returning it in the Enclosed Envelope

1.	ELECTION OF ONE CLASS OF DIRECTORS as follows:	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY for all nominees
NOMINEES: Class: David McConaughy and Josh T. Barnes, each for a three-year term

INSTRUCTIONS: To withhold authority to vote for any nominee, mark FOR above and cross out the name(s) of the nominees with respect to whom authority is withheld.

2.    In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:

Signature

Signature if held jointly

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 8, 2003